                                                                   EXHIBIT 99.2






WEBCRAFT EMPLOYEE SAVINGS TRUST


FINANCIAL STATEMENTS AND SUPPLEMENTAL
SCHEDULES FOR THE YEARS ENDED
DECEMBER 31, 1998 AND 1997,
AND INDEPENDENT AUDITORS' REPORT

WEBCRAFT EMPLOYEE SAVINGS TRUST


TABLE OF CONTENTS
-------------------------------------------------------------------------------

                                                                                PAGE
                                                                                ----
INDEPENDENT AUDITORS' REPORT                                                      1

FINANCIAL STATEMENTS:

   Statements of Net Assets Available for Benefits
     as of December 31, 1998 and 1997                                             2
   Statement of Changes in Net Assets Available for Benefits
     for the Year Ended December 31, 1998                                         3
   Notes to Financial Statements                                                 4-7

SUPPLEMENTAL SCHEDULES:

   Supplemental Schedule of changes in Plan's Interest in Master Trust's
     Net Assets by Fund for the Year Ended December 31, 1998                      8

   Item 27A - Supplemental Schedule of Assets Held for Investment Purposes
     as of December 31, 1998                                                      9

   Item 27D - Supplemental Schedule of Reportable Transactions
     for the Year Ended December 31, 1998                                         10



                            ------------------------


Supplemental Schedules other than the ones listed above have been omitted because of the absence of conditions under which they are required.

INDEPENDENT AUDITORS' REPORT


To the Retirement Committee and Participants of the Webcraft Employee Savings Trust

We have audited the accompanying statements of net assets available for benefits of the Webcraft Employee Savings Trust (the "Plan") as of December 31, 1998 and 1997, and the related statement of changes in net assets available for benefits for the year ended December 31, 1998. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1998 and 1997, and the changes in net assets available for benefits for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) assets held for investment purposes as of December 31, 1998, and (2) reportable transactions for the year ended December 31, 1998, are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule of changes in plan's interest in Master Trust's net assets by fund is presented by the purpose of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of the individual funds. These supplemental schedules are the responsibility of the Plan's management. Such supplemental schedules have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.


/s/ DELOITTE & TOUCHE LLP

June 7, 1999

WEBCRAFT EMPLOYEE SAVINGS TRUST

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------


                                                                1998            1997
ASSETS

Investments at fair value:
 Plan interest in the Webcraft, Inc. Master Trust for
  401(k) Plans (Note 3)                                     $44,877,463     $        --
 Fidelity Institutional Retirement Money Market Portfolio            --       1,926,417
 Fidelity Short-Term Bond Portfolio                                  --       5,832,129
 Fidelity Asset Manager                                              --       2,743,560
 Fidelity Growth and Income Portfolio                                --      12,001,948
 Fidelity Magellan Fund                                              --       5,318,584
 Fidelity Contrafund                                                 --       4,390,168
 Fidelity International Growth and Income Fund                       --       1,532,925
 Fidelity U.S. Equity Index                                          --         623,762
 Fidelity U.S. Bond Index                                            --         228,099
 Employee loans receivable                                    2,271,878       2,303,964
                                                            -----------     -----------

   Total investments                                         47,149,341      36,901,556
                                                            -----------     -----------

Receivables:
 Employer contributions receivable                               94,279          24,195
 Employees contributions receivable                             296,179         175,089
                                                            -----------     -----------
   Total receivables                                            390,458         199,284
                                                            -----------     -----------

Total assets                                                 47,539,799      37,100,840
                                                            -----------     -----------

LIABILITIES

Accrued administrative expenses                                  26,197           2,731
                                                            -----------     -----------

NET ASSETS AVAILABLE FOR BENEFITS                           $47,513,602     $37,098,109
                                                            -----------     -----------
                                                            -----------     -----------



See notes to financial statements.

WEBCRAFT EMPLOYEE SAVINGS TRUST

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 1998
--------------------------------------------------------------------------------

ADDITIONS

Investment income:
  Net appreciation in fair value of investments                 $ 3,917,216
    Interest                                                         93,145
    Dividends                                                       571,627
  Plan interest in the investment income of the Webcraft,
    Inc. Master Trust for 401(k)
    Plans (Note 3)                                                3,648,558
                                                                -----------
                                                                  8,230,546
Contributions:
  Employer                                                          525,245
  Employees                                                       3,531,142
                                                                -----------
                                                                  4,056,387
                                                                -----------

Rollovers from other plans                                          957,751
Transfer of contributions from Webcraft, Inc. Employees
  Accumulated Savings Trust                                         136,125
                                                                -----------
  Total additions                                                13,380,809
                                                                -----------

DEDUCTIONS

Benefits paid to employees                                        2,872,857
Administrative expenses                                              92,459
                                                                -----------
  Total deductions                                                2,965,316
                                                                -----------

NET INCREASE                                                     10,415,493

NET ASSETS AVAILABLE FOR BENEFITS,
  BEGINNING OF YEAR                                              37,098,109
                                                                -----------
                                                                -----------

NET ASSETS AVAILABLE FOR BENEFITS,
  END OF YEAR                                                   $47,513,602
                                                                -----------
                                                                -----------



See notes to financial statements.

WEBCRAFT EMPLOYEE SAVINGS TRUST

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   DESCRIPTION OF THE PLAN

     The following description of the Webcraft Employee Savings Trust (the "Plan") provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

     GENERAL - The Plan is a defined contribution plan covering all employees of Webcraft, Inc. and Subsidiaries (the "Company"), who work 30 hours or more per week and who are not covered by collective bargaining agreements (i.e. non-union). Employees may enroll on the first semi-annual enrollment date after their date of hire upon meeting the eligibility requirements noted above. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

     EMPLOYEE CONTRIBUTIONS - An eligible employee who participates may make contributions to the Plan, through payroll deductions, of any whole percentage from 1% to 17% of his or her annual compensation, up to the maximum contribution allowed by the Internal Revenue Code. For the years ended December 31, 1998 and 1997, the maximum allowable contribution per employee was $10,000 and $9,500, respectively.

     EMPLOYER CONTRIBUTIONS - Prior to November 1, 1998, matching contributions were made by the Company equal to 25% of the first 6% of the participant's contribution. Also, the Company did not match any contributions for participants whose annual base salary equaled or exceeded $50,000.

     Effective November 1, 1998, an amendment was made to the Plan Agreement whereby matching contributions made by the Company were increased to 50% of the first 6% of the participant's contribution and the Company's matched contributions will be made for participants regardless of salary level.

     PARTICIPANT ACCOUNTS - Each participant's account is adjusted for the participant's contributions and withdrawals, as applicable, the appropriate amount of the Company's contributions and an allocation of Plan earnings and expenses. Allocations are based upon the participant's proportionate share of assets in the Plan.

     FORFEITURES - Forfeitures of non-vested Company contributions are used to reduce Company contributions.

     TRANSFERS - If an employee is a participant in either the Webcraft Employee Savings Trust (WEST plan) or the Webcraft, Inc. Employees Accumulated Savings Trust (EAST plan) and the employee's job status changes (i.e. union to non-union or vice-versa), the employee transfers all plan assets and loans to the corresponding plan.

     VESTING - All participant contributions and income thereon are fully vested at all times. Company contributions and income thereon are vested based on the participant's years of service, as noted below.


                                                           VESTED
             YEARS OF SERVICE                            PERCENTAGE
          Less than 1                                         0%
          At least 1 but less than 2                         25
          At least 2 but less than 3                         50
          At least 3 but less than 4                         75
          4 or more                                         100


     In addition, Company contributions and income thereon become fully vested upon the participant's retirement on or after age 65 or because of disability.

     WITHDRAWALS - During employment, a participant may withdraw amounts applicable to participant contributions and income thereon, if the participant experiences an immediate and heavy financial hardship, as defined in the Plan. In addition, participants may borrow against their accounts subject to certain restrictions.

     BENEFIT PAYMENTS - Upon death, disability, termination or retirement, a participant's vested values under the Plan may be distributed in a lump sum payment or in installments.

     INVESTMENT OPTIONS - The Plan allows a variety of funds in which to invest. Set forth below is a brief description of these funds. Participants should review each particular fund's prospectus prior to investing. The descriptions set forth below are qualified in their entirety by the particular prospectus. Upon enrollment in the Plan, a participant may direct employer and employee contributions in any of ten investment options:

         Fidelity Institutional Retirement Money Market Portfolio - Funds are invested in shares of a registered investment company that invests in high-quality U.S. dollar-denominated money market instruments of U.S. and foreign issuers.

         Fidelity Short-Term Bond Portfolio - Funds are invested in shares of a registered investment company that invests in a broad range of investment-grade fixed income securities.

         Fidelity Asset Manager - Funds are invested in shares of a registered investment company that invests in stocks, bonds and short-term investments of U.S. and foreign issuers.

         Fidelity Growth and Income Portfolio - Funds are invested in shares of a registered investment company that invests in securities of domestic and foreign issuers that offer growth of earnings potential while paying current dividends.

         Fidelity Magellan Fund - Funds are invested in shares of a registered investment company that invests in equity securities of domestic, foreign and multi-national issuers.

         Fidelity Contrafund - Funds are invested in shares of a registered investment company that invests in securities of companies, both in the U.S. and abroad, that are considered "undervalued" as a result of an overly pessimistic appraisal by the public.

         Fidelity International Growth and Income Fund - Funds are invested in shares of a registered investment company that invests in foreign securities.

         Fidelity U.S. Equity Index - Funds are invested primarily in the 500 companies that make up the S&P 500 and in other securities that are based on the value of the Index.

         Fidelity U.S. Bond Index - Funds are invested primarily in debt securities whose performance corresponds to debt securities in the Lehman Brothers Aggregate Bond Index.

         Big Flower Stock Fund - Funds are invested primarily in common shares of Big Flower Holdings, Inc., the Company's ultimate parent. Participants may not invest more than 10% of their account balance in the Big Flower Stock Fund.

     Participants may change their investment options daily.

2.   SUMMARY OF ACCOUNTING POLICIES

     BASIS OF PRESENTATION - The accompanying financial statements have been prepared on the accrual basis and present the net assets available for plan benefits and changes in those net assets.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     VALUATION OF INVESTMENTS - The Plan's investments are stated at fair value. Shares of the Fidelity funds are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. Shares of Big Flower stock, included in the Big Flower Stock Fund, are valued at their quoted market price. The net asset value for each outstanding unit of the Big Flower Stock Fund is determined by the trustee. The Plan's interest in the Webcraft Master Trust (Note 3) is stated at fair value. Quoted market prices are used to value investments in the Master Trust.

     PAYMENT OF BENEFITS - Benefit payments to participants are recorded upon distribution.

     RECLASSIFICATIONS - Certain amounts reported in the 1997 financial statements have been reclassified to conform with the 1998 financial statement presentation.

3.   INTEREST IN THE WEBCRAFT, INC. MASTER TRUST

     The Plan has an agreement with the Trustee, whereby beginning in August, 1998 substantially all of the assets of the Plan are held in the Master Trust. The assets are maintained in a commingled account by the Trustee. The Plan's beneficial interest in the combined investments of the Master Trust is determined on the basis of the initial asset contribution to the Master Trust, adjusted for subsequent contributions, distributions and allocated income and realized and unrealized gains and losses. Allocations of investment income and net appreciation (depreciation) in the fair value of investments (both realized and unrealized) are determined on the basis of proportionate share in the Master Trust's assets stated at market value. At December 31, 1998, the Plan's interest in the net assets of the Master Trust was approximately 94%. The remaining 6% interest is held by another plan sponsored by the Company.

     The following table presents the cost and fair value of investments held by the Master Trust at December 31, 1998.


                                                                             FAIR
                                                               COST          VALUE
Fidelity Institutional Retirement Money Market Portfolio   $ 2,720,590   $ 2,720,590*
Fidelity Short-Term Bond Portfolio                           5,983,855     5,771,223*
Fidelity Asset Manager                                       3,409,509     3,488,946*
Fidelity Growth and Income Portfolio                        10,661,055    16,374,164*
Fidelity Magellan Fund                                       6,504,261     8,781,264*
Fidelity Contrafund                                          4,945,801     6,392,534*
Fidelity International Growth and Income Fund                1,771,752     1,917,414
Fidelity U.S. Equity Index                                   1,306,517     1,576,718
Fidelity U.S. Bond Index                                       678,340       687,910
Big Flower Stock Fund                                          171,648       176,113
                                                           -----------   -----------
                                                           $38,153,328   $47,886,876
                                                           -----------   -----------
                                                           -----------   -----------

* Represents the Plan's investments which exceeded 5% of net assets available for benefits as of December 31, 1998.


     Investment income for the Master Trust for the period August 1, 1998 to December 31, 1998 is as follows:

Investment income:
 Net appreciation in fair value of investments            $1,492,761
 Interest                                                     74,732
 Dividends                                                 2,335,667
                                                          ----------
                                                          $3,903,160
                                                          ----------
                                                          ----------


4.   INCOME TAX STATUS

     The Plan has obtained a favorable tax determination letter from the Internal Revenue Service dated May 23, 1996 indicating that the Plan qualifies under the provisions of Section 401(a) of the Internal Revenue Code and that the related trust is exempt from federal income taxes under
     Section 501(a) of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, in the opinion of management, the Plan is designed and is currently being operated in compliance with the applicable provisions of the Internal Revenue Code.

5.   ADMINISTRATION OF THE PLAN

     The Plan is administered by the Retirement Committee appointed by the Company. Administrative expenses are paid by the Plan.

6.   TERMINATION

     Although it has not expressed any intention to do so, the Company has the right under the Plan to terminate the Plan subject to the provisions of Employee Retirement Income Security Act of 1974. In the event of the Plan's termination, all amounts credited to participants' accounts will become 100% vested.

                                   * * * * * *

7.   RELATED PARTY TRANSACTIONS

     Certain Plan investments are shares of mutual funds managed by Fidelity Institutional Retirement Services Co. ("Fidelity"). Fidelity is the Trustee as defined by the plan and, therefore, these Transactions qualify as party-in-interest. Fees paid by the Plan for the investment management services amounted to $33,638 for the year ended December 31, 1998.


WEBCRAFT EMPLOYEE SAVINGS TRUST

SUPPLEMENTAL SCHEDULE OF CHANGES IN PLAN'S INTEREST IN MASTER TRUST'S NET ASSETS BY FUND
FOR THE YEAR ENDED DECEMBER 31, 1998
----------------------------------------------------------------------------------------


                                                                           Fidelity
                               ----------------------------------------------------------------------------------------------------
                                Retirement                                  Growth                                  International
                                  Money     Short-Term                       and                                       Growth
                                  Market      Bond          Asset           Income      Magellan                     and Income
                                Portfolio   Portfolio      Manager         Portfolio      Fund       Contrafund         Fund
Balance, January 1, 1998       $1,932,224  $ 5,862,637   $ 2,769,331     $ 12,048,957  $5,368,824  $ 4,408,426     $ 1,548,042
  Contributions                   268,441      352,738       402,785        1,017,031     928,142      584,369         271,741
  Investment income               120,250      368,716       463,358        3,437,767   1,963,910    1,438,197         156,329
  Loan repayments                  81,067      179,122       119,301          275,179     273,992      167,285          76,391
  Rollover from other plans        35,051       18,609        50,700          245,111     248,478      126,356          56,754
  Participant benefits            (80,844)    (347,776)     (120,607)      (1,068,003)   (448,351)    (379,996)       (117,473)
  Fees and expenses                (3,649)     (11,005)       (5,058)         (25,627)    (31,441)     (10,484)         (2,634)
  Loans to participants           (95,079)    (208,003)     (130,818)        (317,721)   (246,580)    (170,219)        (60,862)
  Transfers between funds         151,933     (575,662)     (308,251)          24,593     (15,147)    (161,480)       (141,397)
  Transfers from EAST Plan         29,931        2,099        31,933           16,502      12,406       27,765          11,785
  Transfer to Master Trust     (2,439,325)  (5,641,475)   (3,272,674)     (15,653,789) (8,054,233)  (6,030,219)     (1,798,676)
                               ----------   ----------    ----------      -----------   ---------    ---------       ---------
Balance, December 31, 1998     $        -   $        -    $        -      $         -   $       -    $       -       $       -
                               ==========   ==========    ==========      ===========   =========    =========       =========


                                     Fidelity
                               ----------------------

                                     U.S.       U.S.     Big Flower                  Webcraft, Inc.
                                   Equity      Bond        Stock          Loan           Master
                                    Index      Index        Fund          Fund            Trust            Total

Balance, January 1, 1998         $ 626,921  $ 228,783   $       -      $ 2,303,964     $         -      $37,098,109
  Contributions                    190,737     34,268       6,135                -                        4,056,387
  Investment income                249,049     28,963       4,007                -                        8,230,546
  Loan repayments                   33,178      1,083       1,207       (1,207,805)                               -
  Rollover from other plans        123,950     12,373           -           40,369                          957,751
  Participant benefits            (198,484)      (483)          -         (110,840)                      (2,872,857)
  Fees and expenses                 (1,680)      (640)       (241)               -                          (92,459)
  Loans to participants            (15,941)      (967)          -        1,246,190                                -
  Transfers between funds          475,593    387,508     162,310                -                                -
  Transfers from EAST Plan           3,704          -           -                -                          136,125
  Transfer to Master Trust      (1,487,027)  (690,888)   (173,418)               -      45,241,724                -
                                 ---------   --------    --------      -----------     -----------      -----------
Balance, December 31, 1998       $       -   $      -    $      -      $ 2,271,878     $45,241,724      $47,513,602
                                 =========   ========    ========      ===========     ===========      ===========

WEBCRAFT EMPLOYEE SAVINGS TRUST

ITEM 27A - SUPPLEMENTAL SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AS OF DECEMBER 31, 1998


                                                      NUMBER OF
                                                        UNITS         COST         MARKET
Webcraft, Inc. Master Trust

FIDELITY*:
  Institutional Retirement Money Market Portfolio     2,720,590   $ 2,720,590   $ 2,720,590
  Short-Term Bond Portfolio                             662,597     5,983,855     5,771,223
  Asset Manager                                         200,629     3,409,509     3,488,946
  Growth and Income Portfolio                           357,203    10,661,055    16,374,164
  Magellan Fund                                          72,680     6,504,261     8,781,264
  Contrafund                                            112,564     4,945,801     6,392,534
  International Growth and Income Fund                   91,699     1,771,752     1,917,414
  U.S. Equity Index                                      35,867     1,306,517     1,576,718
  U.S. Bond Index                                        62,423       678,340       687,910

  Big Flower Stock Fund                                  17,115       171,648       176,113
                                                                  -----------   -----------
    TOTAL                                                         $38,153,328   $47,886,876
                                                                  -----------   -----------
                                                                  -----------   -----------

Webcraft Employee Savings Trust--Employees Loans                  $ 2,271,878   $ 2,271,878
                                                                  -----------   -----------
                                                                  -----------   -----------


---------------------
* Represents party-in-interest

WEBCRAFT EMPLOYEE SAVINGS TRUST

ITEM 27D - SUPPLEMENTAL SCHEDULE OF REPORTABLE TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 1998
--------------------------------------------------------------------------------
SERIES OF TRANSACTIONS, WHEN AGGREGATED, INVOLVING AN AMOUNT EXCEEDING 5% OF
THE CURRENT VALUE OF PLAN ASSETS
--------------------------------------------------------------------------------

                                                                                       TOTAL        TOTAL
                                                                TOTAL      TOTAL       DOLLAR       DOLLAR                 NET
    IDENTITY OF PARTY               DESCRIPTION               NUMBER OF    NUMBER     VALUE OF      VALUE     COST OF      GAIN
         INVOLVED                    OF ASSET                 PURCHASES   OF SALES    PURCHASES    OF SALES    ASSET      (LOSS)
Webcraft, Inc. Master Trust

Fidelity Institutional        Institutional Retirement           172        140      $1,826,067   $1,229,423  $1,229,423  $     --
 Retirement Service Company*  Money Market Portfolio

Fidelity Institutional        Short-Term Bond                    200        151       1,449,985    1,628,481   1,680,640   (52,159)
 Retirement Service Company*  Portfolio

Fidelity Institutional
 Retirement Service Company*  Asset Manager                      167        126       1,547,646      865,361     761,021   104,610

Fidelity Institutional        Growth and Income                  232        172       3,854,235    2,671,476   1,893,639   777,837
 Retirement Service Company*  Portfolio

Fidelity Institutional
 Retirement Service Company*  Magellan Fund                      210        169       2,537,090    1,298,900   1,065,156   233,744

Fidelity Institutional
 Retirement Service Company*  Contrafund                         190        154       1,990,153    1,323,351   1,104,577   218,774


------------------------
* Represents party-in-interest